Exhibit 10.1

SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Linn Operating, Inc., a Delaware corporation (the “Company”), and Kolja Rockov (“Employee”) (the Company and Employee are collectively referred to herein as the “Parties”) effective as of August 31, 2015 (the “Effective Date”).  Linn Energy, LLC, a Delaware limited liability company and the 100% parent of the Company (“Linn Energy”), is joining in this Agreement for the limited purpose of reflecting its agreement to the matters set forth herein, but such joinder is not intended to make Linn Energy the employer of Employee for any purpose.
WHEREAS, Employee is currently employed by the Company pursuant to that certain Third Amended and Restated Employment Agreement dated December 17, 2008 (the “Employment Agreement”); and
WHEREAS, Employee’s employment was terminated without Cause, as defined in the Employment Agreement, effective August 31, 2015; and
WHEREAS, the Employment Agreement contemplates Employee’s receipt of certain severance benefits upon the termination of employment without Cause, provided that he reaffirms certain provisions of the Employment Agreement and enters into a release of claims with the Company; and
WHEREAS the Parties wish to enter into this Agreement in order to specify the timing and form of the severance benefits.
NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties agree as follows:
1.Employee’s Employment. Employee will cease to be employed by the Company effective August 31, 2015 (the “Termination Date”). The Parties agree that such termination will be deemed without Cause and that all notice provisions of Section 5.4 of the Employment Agreement are waived.
2.Severance Benefits. The termination of Employee’s employment without Cause will qualify Employee for severance benefits pursuant to Sections 6.4(a) of the Employment Agreement. Accordingly, if Employee executes (and does not revoke) this Agreement, and has satisfied all of the other terms and conditions set forth in this Agreement, the Company will pay to Employee $1,715,000 on October 1, 2015.
The Parties recognize that by performing its obligations pursuant to this Section 2 and Section 3 below, the Company will satisfy all of its obligations under Sections 6.4(a) of the Employment Agreement.  The Parties further agree that all of the Company’s obligations with regard to Severance Benefits set forth in Sections 6.4(a) of the Employment Agreement are superseded in their entirety by the provisions of this Agreement.

3.Payments of Accrued Base Salary, Vacation, Reimbursements and Bonuses.
(a)The Company shall pay to Employee all of the accrued but unpaid base salary and accrued but unused vacation time that he has earned through the Termination Date.  Such payment will be made no later than the next regular payday following the Termination Date on which Employee’s base salary would otherwise have been due and payable if not for the termination of Employee’s employment.
(b)Within thirty (30) days of the Termination Date, the Company shall reimburse Employee for all expenses described in Section 4.1 of the Employment Agreement for which Employee has submitted timely receipts prior to the Termination Date.
(c)The Parties recognize that Employee has been paid all accrued bonuses owed to him under the Employment Agreement and that he will earn no additional bonus, whether in whole or in part, pursuant to the Employee Bonus Plan for the Company’s fiscal year ending December 31, 2015.
4.Incentive Plan Rights.
The Parties recognize that a termination without Cause will entitle Employee to certain rights under option agreements, performance unit agreements and restricted unit agreements which he has previously entered and which have been awarded under the terms of the Amended and Restated Linn Energy, LLC Long Term Incentive Plan, as amended, or any successor plan (the “Incentive Plan”).  Employee’s rights under those agreements will be governed by the terms and conditions of the applicable agreements and the Incentive Plan except as amended by this Agreement. For the avoidance of doubt, Employee’s performance unit awards granted pursuant to Employee’s a) Executive Performance Unit Grant Agreement, dated January 23, 2014, and b) Executive Phantom Performance Unit Grant Agreement, dated January 26, 2015 (collectively, “Performance Unit Agreements”) will continue to vest in accordance with the terms of the Performance Unit Agreements.
If Employee executes (and does not revoke) this Agreement, and has satisfied all of the other terms and conditions set forth in this Agreement, the Company shall pay to Employee, on October 1, 2015, $671,975, in exchange for Employee’s forfeiture of the unvested restricted units of the Company that would otherwise vest on the Termination Date pursuant to the terms of the Incentive Plan and applicable agreements thereunder. The parties hereby agree that $671,975 is equal to the fair market value, determined as of the Termination Date, of the number of restricted units of the Company that, but for this Section 4, would have been settled in the form of units of the Company as a result of Employee’s termination without Cause, and Employee agrees that such cash payment is in full satisfaction of such units and disclaims any other rights to such units.
5.Outplacement Services. To facilitate future employment, the Company will provide Employee outplacement services through Challenger, Gray & Christmas, Inc. for a period of six (6) months following the Effective Date of this Agreement.
6.Attorneys’ Fees. The Company agrees to reimburse Employee for attorneys’ fees incurred by Employee to review this Agreement; however, such fees shall not exceed One Thousand Five Hundred Dollars ($1,500.00).

7.Employee’s Release. Employee hereby releases, discharges and forever acquits the Company, Linn Energy, LLC and their respective affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of:  (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) the Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (f) the Americans with Disabilities Act of 1990, as amended; (g) the National Labor Relations Act, as amended; (h) the Occupational Safety and Health Act, as amended; (i) the Family and Medical Leave Act of 1993; (j) any state anti-discrimination law; (k) any state wage and hour law; (l) any other local, state or federal law, regulation or ordinance; (m) any public policy, contract, tort, or common law claim; (n) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (o) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Separation Agreement and any stock option or other equity compensation agreement between Employee and a Company Party; and (p) any claim for compensation or benefits of any kind not expressly set forth in this Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”).
In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan, (c) any claims under the terms of this Agreement, or (d) any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any subsidiaries’) organizational documents or any directors and officers liability insurance policies maintained by the Company.
This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration set forth in Sections 2 through 7 (except Section 3) of this Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.
By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  THIS

RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
8.Affirmation of Restrictive Covenants.
(a)Employee recognizes that in connection with his employment with the Company, he has obtained Confidential Information, as defined in the Employment Agreement.  Employee further recognizes that the restrictive covenants set forth in Section 7 of the Employment Agreement are necessary to protect the Company’s legitimate business interests, including its confidential and proprietary information, trade secrets and goodwill.  Accordingly, Section 7 of the Employment Agreement is hereby incorporated by reference in this Agreement, as if set forth fully herein.  Employee acknowledges his continuing obligations under Section 7 of the Employment Agreement and reaffirms his duties to abide by the terms of Section 7 of the Employment Agreement, including but not limited to its requirements regarding Confidential Information (Section 7.1), Return of Property (Section 7.2), Non-Compete Obligations (Section 7.3), Non-Solicitation (Section 7.4) and Assignment of Developments (Section 7.5).
(b)If, following the Termination Date, Employee violates in any material respect any of the covenants set forth in this Agreement (including, without limitation, the covenants pursuant to Section 7 of the Employment Agreement), Employee will have no further right or claim to any payments or other benefits to which Employee may otherwise be entitled under Sections 2 through 7 (except Section 3) of this Agreement from and after the date on which Employee engages in such activities, the Company will have no further obligations with respect to such payments or benefits, and the covenants in Section 7 of the Employment Agreement will nevertheless continue in full force and effect.  The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.
(c)Notwithstanding any provision of the Employment Agreement or this Agreement to the contrary, the Company agrees to consider in good faith a waiver of enforcement (such waiver not to be unreasonably withheld) of the non-compete obligations of Section 7.3 of the Employment Agreement if Employee provides advance written notice to the Company of Employee’s potential employment as Chief Financial Officer (or equivalent position) of any entity and such entity is not a publicly traded upstream master limited partnership/limited liability company.
9.Cooperation with Company. Employee acknowledges and agrees that following the Termination Date he will cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of, or in preparation for the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings (“Proceedings”).  Employee further acknowledges and agrees that he will cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys on any matter related to Company business (“Matters”) during the period of Employee’s employment.
Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by the Company, and shall be within the knowledge of Employee.  In the event Employee’s cooperation is required under this Section 9, Employee shall be compensated at an hourly rate of $500.00 for his cooperation. In addition, Employee shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating including, by way of example and not by way of limitation, airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Employee’s residence.  In the event Employee is asked by a third party to provide information regarding the Company, he will notify the Company as soon as possible in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding/Matter.
10.Statements Concerning the Company. Employee agrees that he shall refrain from publishing any oral or written statements about Linn Energy, the Company, any of their affiliates or any of the Company’s, Linn Energy’s or any of their affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are disparaging, slanderous, libelous, or defamatory, (b) disclose Confidential Information of the Company, Linn Energy, any of their affiliates or any of the Company’s, Linn Energy’s, or any of their affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, Linn Energy, any of their affiliates, or any of the Company’s, Linn Energy’s, or any of their affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public.  The Company and Linn Energy agree that they shall refrain from publishing any oral or written statements about Employee that (a) are disparaging, slanderous, libelous, or defamatory, (b) disclose Confidential Information of Employee, or (c) place Employee in a false light before the public.  A violation or threatened violation of this Section 11 may be enjoined by the courts.  The rights afforded Employee, the Company, Linn Energy and their affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.
11.No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
12.Confidentiality. Employee acknowledges and agrees that this Agreement and its terms and conditions shall remain confidential.  Employee and any representative shall not disclose or discuss the contents, terms or conditions of this Agreement, except to Employee’s spouse, lending institutions, accountants, counsel, financial advisors, tax advisors, or the Internal Revenue Service.  This confidentiality provision is contractual and its terms are material to this Agreement.  Breach of this confidentiality provision by Employee shall entitle the Company to seek legal remedies for breach of contract and, in the event that the Company is successful in any legal proceeding to enforce this provision, it shall be entitled to recover from Employee its reasonable expenses, including attorneys’ fees incurred in the prosecution of such legal proceedings. Notwithstanding the foregoing, no provisions of Agreement, including, but not limited to Sections 10 and 13 of this Agreement, shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.
13.Time Limits. Upon receipt of this Agreement, Employee shall have up to twenty-one (21) calendar days to consider and decide whether or not to sign and return it to the Company.  If Employee decides to sign this Agreement at any time prior to the end of the twenty-one (21) day period, Employee agrees to immediately send the signed Agreement to the Company, by registered or certified United States mail, return receipt requested, or by commercial overnight carrier requiring signature upon delivery, to the attention of Candice J. Wells, JP Morgan Chase Tower, 600 Travis, Suite 5100, Houston, Texas 77002, on the date it is signed by Employee.  This Agreement shall be considered to have been delivered to and received by the Company at the address set forth above on the date it is postmarked.
14.Revocation. Employee may revoke this Agreement within seven (7) days of Employee signing it. Revocation must be made by delivering a written notice of revocation to Candice J. Wells at the address set forth in Section 14 above, either by hand delivery, facsimile or by registered or certified United States mail, return receipt requested, or by commercial overnight carrier requiring signature upon delivery.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee shall not receive the consideration promised by the Company described in Sections 2 through 7 (except Section 3) of this Agreement.
15.Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.
16.Severability. To the extent permitted by applicable law, the Company and Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Company and Employee’s bargain hereunder.
17.Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
18.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
19.Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise.  The Company may assign its rights hereunder to an affiliate.  Except as set forth in the previous two sentences, and except that any payments due Employee under this Agreement shall be assignable by Employee by will or the laws of descent and distribution, this Agreement and the rights and obligations of the Parties hereunder are personal and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

20.Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by both parties.  This Agreement (including any and all documents referenced herein) and the Employment Agreement as modified and superseded herein constitute the entire agreement of the parties with regard to the subject matter hereof.  The provisions of this Agreement amend and supersede any contrary provision of the Employment Agreement; to the extent there is any conflict between the Employment Agreement and this Agreement, this Agreement governs and is binding upon the Parties.
21.Defined Terms. Unless expressly defined herein, all capitalized terms shall have the same definition given to them in the Employment Agreement.
22.Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (“Section 409A”). If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and such payment or reimbursement shall not be subject to liquidation or exchange for another benefit. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.
23.Other Representations. Employee hereby represents and certifies that he: (a) has carefully read all of this Agreement; (b) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (c) understands the provisions of this Agreement; (d) has been and hereby is advised in writing and given the opportunity to seek advice and consultation with attorneys regarding this Agreement; (e) has determined that it is in his best interests to enter into this Agreement; (f) has not been influenced to sign this Agreement by any statement or representation by the Company not contained in this Agreement; and (g) enters into this Agreement knowing and voluntary.
Employee acknowledges and agrees that he was given a copy of this Agreement to consider for possible execution on September 14, 2015.

/s/ KR
Employee’s Initials

We the undersigned do hereby sign and agree to the terms set forth in the Separation Agreement on the dates set forth below:

COMPANY:

LINN OPERATING, INC.

By:	/s/ Mark E. Ellis
Name: Mark E. Ellis
Title: Chairman, President and Chief Executive Officer
Date: 9-21-2015

EMPLOYEE:

/s/ Kolja Rockov
Kolja Rockov
Date: 9-17-15

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Name: Mark E. Ellis
Title: Chairman, President and Chief Executive Officer
Date: 9-21-2015